Exhibit 99.1

News Release

January #, 2009	For immediate release
Park National Corporation grows Ohio loans by $215 million in 2008
Despite ‘credit crunch’ myth, banking divisions report sharp increase in loan activity
NEWARK, Ohio — Park National Corporation’s (Park) (NYSE Alternext US:PRK) 12 community banking divisions in Ohio reported an excellent increase in loans closed in the past month and past year. Park’s loans in Ohio increased by more than $31 million in the past month (November 30, 2008 to December 31, 2008) or 10 percent annualized. Park’s Ohio banking divisions grew total loans in the year 2008 by more than $215 million, or six percent, compared to 2007.
According to Park Chairman C. Daniel DeLawder, significant increases emerged in several loan categories, including commercial loans, residential mortgage loans and installment loans. Installment loans are most often used to purchase vehicles or other large consumer items. Park had an increase in activity lately due to mortgage rates dropping below 5 percent for a 30 year fixed rate mortgage.
“There’s a misperception in the public that it is difficult to obtain a good and reliable loan,” DeLawder said. “Our performance – throughout economic turbulence and varying rate conditions – illustrates the truth. Banks that have strong capital and consistent underwriting guidelines are steadily lending money to families and businesses in communities across Ohio.”
“We’re a leading provider of financial services,” DeLawder said. “We have lenders in every office with the knowledge and authority to make quick decisions and give trustworthy advice. Current rates are great, local service is valuable and we have plenty of money to lend to qualified borrowers. People choose us because they are comfortable talking with us and confident in our help.”
Later this month, Park plans to release complete financial results including deposits, loan loss provisions, and other performance data for the fourth quarter of 2008 and the full year 2008.
Headquartered in Newark, Ohio, Park National Corporation holds $6.8 billion in assets (as of September 30, 2008). Park consists of 14 community bank divisions, a data processing and information technology division, two specialty finance companies and a title company. Park’s Ohio-based banking operations are conducted through Park subsidiary The Park National Bank and its divisions which include Fairfield National Bank, Richland Bank, Century National Bank, First-Knox National Bank, Farmers and Savings Bank, United Bank, Second National Bank, Security National Bank, Unity National Bank, Citizens National Bank and The Park National Bank of Southwest Ohio & Northern Kentucky. Park’s other banking subsidiary is Vision Bank (headquartered in Panama City, Florida), and its Vision Bank Division (of Gulf Shores, Alabama). Park also includes Scope Leasing, Inc. (d.b.a. Scope Aircraft Finance), Guardian Finance Company and Park Title Agency.
Media Contacts: Bethany Lewis, Communication Specialist, 740.349.3754 or John Kozak, Chief Financial Officer, 740.349.3792
Park National Corporation
50 N. Third Street, Newark, Ohio 43055
www.parknationalcorp.com